Exhibit 99.33

Sangui BioTech International, Inc.
1393 North Bennett Circle
Farmington, Utah 84025

c/o SanguiBioTech GmbH
Alfred-Herrhausen-Str. 44
58455 Witten

Key hemoglobin related US and PCT patents granted to Sangui

Witten, Germany, February 6, 2006 - SanguiBioTech GmbH reports that two patents covering crucial parts of its hemoglobin and artificial oxygen carrier developments have now been granted by the European and US patent offices.

Effective January 11, 2006, the European Patent Office has granted European Patent No. 1 485 120 (International Application No. PCT/EP2003/002193). This patent labelled “Use of one or more natural or modified oxygen carriers (...) for externally treating open, in particular chronic wounds” guards Sangui's woundspray HaemO2Spray which is currently in the process of being authorized for sale throughout the European Union.

The United States Patent and Trademark Office has granted Patent No. US 6,956,025 covering Sangui's invention of “Mammalian haemoglobin compatible with blood plasma, cross-linked and conjugated with polyalkylene oxides as artificial medical oxygen carriers (...)”. This patent describes the pivotal technologies in producing artificial hemoglobin hyperpolymers which is the key development enabling production and use of Sangui's blood additive for medical purposes. “We had been granted similar PCT and German patents previously”, professor Wolfgang Barnikol, Sangui Chairman and CEO said, “but we are particularly proud that the important US patent office confirms our innovation and protects our findings.”

SanguiBioTech GmbH is a wholly owned subsidiary of Sangui BioTech International, Inc. (www.pinksheets.com: SGBI).

For more information please contact:

Joachim Fleing
Phone: +49 (160) 741 27 17
Fax: +49 (2302) 915 191
e-mail: fleing@sangui.de

Some of the statements contained in this news release discuss future expectations, contain projection of results of operation or financial condition or state other “forward-looking” information.  These statements are subject to known and unknown risks, uncertainties, and other factors that could cause the actual results to differ materially from those contemplated by the statements.  The forward-looking information is based on various factors and is derived using numerous assumptions.  Important factors that may cause actual results to differ from projections include, among many others, the ability of the Company to raise sufficient capital to meet operating requirement.

Words such as “anticipates,” “expects,” “intends,” “plans,” “believes,” “seeks,” “estimates,” and variations of such words and similar expressions are intended to identify such forward-looking statements.  Unless required by law, the Company undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.